Exhibit 3.1

Execution Version

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CANO HEALTH, INC.

The name of the corporation is Cano Health, Inc. (the “Corporation”). The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 3, 2021 (the “Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates and also further amends the provisions of the Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Cano Health, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is, The Corporation Trust Company.

ARTICLE III

PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL. The Corporation is to have a perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 209,000,000 shares, consisting solely of 209,000,000 shares of a single class of common stock, par value $0.0001 per share (“Common Stock”).

The number of authorized shares of the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any shares of Common Stock voting separately as a class shall be required therefor.

The stockholders of the Corporation (the “Holders”) shall be entitled to receive dividends to the extent permitted by law when, as and if declared by the Board of Directors of the Corporation (the “Board”).

The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect as of the date hereof; provided, however, that the foregoing restriction (A) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, (B) shall not have any further force or effect beyond that required under Section 1123(a)(6), and (C) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors which shall constitute the whole Board shall be fixed exclusively by one (1) or more resolutions adopted from time to time by the Board. Except as otherwise expressly provided by the Amended and Restated By-laws of the Corporation (as the same may be amended and/or restated from time to time, the “By-laws”) or delegated by resolution of the Board, the Board shall have the exclusive power and authority to appoint and remove officers of the Corporation.

Section 2. On and after the date hereof the number of seats on the Board shall be six (6) and each of the following individuals will be elected to serve as directors of the Board in accordance with the terms and conditions of this Amended and Restated Certificate of Incorporation and the By-laws:

(A) the individual then serving as the Chief Executive Officer of the Corporation (the “CEO Director”), who shall initially be Mark Kent (provided, that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Corporation, each of the Holders shall promptly vote their respective Designated Shares (i) to remove the former Chief Executive Officer of the Corporation from the Board if such individual has not resigned as a member of the Board; and (ii) to elect such individual’s replacement as Chief Executive Officer of the Corporation as the new CEO Director);

(B) two (2) individuals designated by Nut Tree Capital Management, LP (together with its Affiliates, “Nut Tree”) so long as Nut Tree holds a number of Designated Shares equal to or greater than fifteen percent (15%) of the Designated Shares (the “First Nut Tree Threshold”), who shall initially be Eric Hsiao and Alan Wheatley (such directors, the “Nut Tree Directors”); provided, that in the event that Nut Tree ceases to maintain the First Nut Tree Threshold but holds at least eight percent (8%) (the “Required Holding Threshold”) of the Designated Shares, Nut Tree shall only be entitled to designate one (1) Nut Tree Director; and provided, further, that, in the event that Nut Tree ceases to maintain the Required Holding Threshold, Nut Tree shall not be entitled to designate any Nut Tree Directors;

(C) one (1) individual designated by Anchorage Capital Advisors, L.P. (together with its Affiliates, “Anchorage”) so long as Anchorage holds a number of Designated Shares equal to or greater than the Required Holding Threshold (the “Anchorage Director”), such individual to be designated at a future date; provided, that, in the event that Anchorage ceases to maintain the Required Holding Threshold, Anchorage shall not be entitled to designate any Anchorage Director;

(D) one (1) individual designated by Squarepoint Ops LLC (together with its Affiliates, “Arini”) so long as Arini holds a number of Designated Shares equal to or greater than the Required Holding Threshold (the “Arini Director”), such individual to be designated at a future date; provided, that, in the event that Arini ceases to maintain the Required Holding Threshold, Arini shall not be entitled to designate any Arini Director; and

(E) one (1) individual designated by Diameter Capital Partners LP (together with its Affiliates, “Diameter”) so long as Diameter holds a number of Designated Shares equal to or greater than the Required Holding Threshold (the “Diameter Director”), such individual to be designated at a future date; provided, that, in the event that Diameter ceases to maintain the Required Holding Threshold, Diameter shall not be entitled to designate any Diameter Director.

Section 3. From time to time following the date hereof, Anchorage, Arini and Diameter shall each be entitled, by written notice to the Board, to designate the individuals who shall serve as the Anchorage Director, Arini Director and Diameter Director, respectively, and following the delivery of such written notice such vacancies shall be filled by such designated individual in accordance with Section 6 of this Article V.

Section 4. Notwithstanding anything to the contrary in the By-laws:

(A) (i) for so long as Nut Tree maintains the First Nut Tree Threshold, neither Nut Tree Director may be removed from the Board unless Nut Tree shall have first provided written notice to the Board (which may be provided or withheld in its sole discretion); provided, that in the event that Nut Tree ceases to maintain the First Nut Tree Threshold, Nut Tree shall cause one (1) Nut Tree Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority; and provided, further, that, in the event that Nut Tree ceases to maintain the Required Holding Threshold, Nut Tree shall cause the remaining Nut Tree Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority;

(B) for so long as Anchorage maintains the Required Holding Threshold, the Anchorage Director may not be removed from the Board unless Anchorage shall have first provided written notice to the Board (which may be provided or withheld in its sole discretion); provided, that, in the event that Anchorage ceases to maintain the Required Holding Threshold, Anchorage shall cause the Anchorage Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority.

(C) for so long as Arini maintains the Required Holding Threshold, the Arini Director may not be removed from the Board unless Arini shall have first provided written notice to the Board (which may be provided or withheld in its sole discretion); provided, that, in the event that Arini ceases to maintain the Required Holding Threshold, Arini shall cause the Arini Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority;

(D) for so long as Diameter maintains the Required Holding Threshold, the Diameter Director may not be removed from the Board unless Diameter shall have first provided written notice to the Board (which may be provided or withheld in its sole discretion); provided, that, in the event that Diameter ceases to maintain the Required Holding Threshold, Diameter shall cause the Diameter Director to resign from the Board, without any further action by the Board or any other Person, and the resulting vacancy shall be filled by an individual elected by the Requisite Majority;

(E) the CEO Director may not be removed from the Board during the term of his or her employment as the Chief Executive Officer of the Corporation; and

(F) any director other than the CEO Director and the Representative Directors may be removed from the Board with or without cause by the affirmative vote of the Requisite Majority.

Section 5. Notwithstanding anything to the contrary in the By-laws, but subject in all cases to the directors’ fiduciary duties:

(A) (i) for so long as Nut Tree maintains the First Nut Tree Threshold any vacancy on the Board resulting from the death, resignation, removal or otherwise of any Nut Tree Director shall be filled by an individual designated by Nut Tree; and (ii) in the event that Nut Tree ceases to maintain the First Nut Tree Threshold but continues to maintain the Required Holding Threshold, any vacancy on the Board resulting from the death, resignation, removal or otherwise of the remaining Nut Tree Director shall be filled by an individual designated by Nut Tree;

(B) for so long as Anchorage maintains the Required Holding Threshold, any vacancy on the Board resulting from the death, resignation, removal or otherwise of the Anchorage Director shall be filled by an individual designated by Anchorage;

(C) for so long as Arini maintains the Required Holding Threshold, any vacancy on the Board resulting from the death, resignation, removal or otherwise of the Arini Director shall be filled by an individual designated by Arini;

(D) for so long as Diameter maintains the Required Holding Threshold, any vacancy on the Board resulting from the death, resignation, removal or otherwise of the Diameter Director shall be filled by an individual designated by Diameter; and

(E) any vacancy on the Board resulting from the death, resignation, removal or otherwise of any director other than the CEO Director and the Representative Directors shall be filled by an affirmative vote of the Requisite Majority (and the Requisite Majority shall be entitled to elect a replacement director to serve in the seat held by such removed director until the next election of directors).

Section 6. The directors of the Corporation need not be elected by written ballot unless the By-laws so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board, cumulative voting in the election of directors is specifically denied.

ARTICLE VI

STOCKHOLDERS

Section 1. In addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Majority shall be required in order for the Corporation to take any of the following actions:

(A) other than in connection with a Drag-Along Sale (as defined in the Shareholders’ Agreement), in one (1) transaction or a series of related transactions, the entering into of any agreement with respect to or the consummation of (i) any reorganization, merger, share or unit exchange, consolidation, other business combination or joint venture between the Corporation and its Subsidiaries, on the one hand, and a third party, on the other hand, that results in a change of control of the Corporation, or (ii) any material acquisition, investment, transfer, disposition of assets (including the equity securities of another Person) or material recapitalization or restructuring that results in a change of control of the Corporation;

(B) the completion of an initial public offering by the Corporation or the listing of any securities of the Corporation with a stock exchange requiring registration under Section 12(b) of the Exchange Act; and

(C) make any change to the tax elections of the Corporation or any of its Subsidiaries.

Section 2. Any action required or permitted to be taken by the Holders may be effected at a duly called annual or special meeting of the Holders or may be taken by consent of the Holders in lieu of a meeting.

Section 3. Special meetings of the Holders may be called, for any purpose or purposes, at any time by a resolution adopted by the affirmative vote of the majority of the then-serving members of the Board or holders of at least twenty-five percent (25%) of the Designated Shares, and in the event of a request by the holders of Designated Shares any such special meeting shall occur within sixty (60) days of such request.

Section 4. Advance notice of Holders nominations for the election of directors and of other business proposed to be brought by Holders before any meeting of the Holders shall be given in the manner provided in the By-laws of the Corporation.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or the Holders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the Holders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware as so amended, automatically and without further action, upon the date of such amendment. Any alteration, amendment, addition to or repeal of this Section 1 of Article VII, adoption of any provision of this Certificate inconsistent with this Section 1 of Article VII, or, to the fullest extent permitted by the DGCL, any modification of law, shall be prospective only and shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, adoption or modification with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, adoption or modification. All references in this Section 1 of Article VII to “directors” or “officer” shall have the meaning ascribed to such term in Section 102(b)(7) of the DGCL.

Section 2. The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any Person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or any predecessor of the Corporation, or, while serving as a director or officer of the Corporation, serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

Section 3. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 4. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Amended and Restated Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII

FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or Holder to the Corporation or to the Holders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the By-laws or this Amended and Restated Certificate of Incorporation (as either may be amended and/or restated from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and

(b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any Holder, such Holder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such Holder.

Section 2. Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE IX

CORPORATE OPPORTUNITIES

Section 1. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”), and their respective Affiliates, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors and their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors and Holders in connection therewith.

Section 2. Subject in all respects to Section 3 of this Article IX, no Non-Employee Director (together with any Designating Holder(s) employing a Non-Employee Director, collectively, “Identified Persons,” and each, an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its Holders or to any Affiliate of the Corporation for breach of any fiduciary or other duty solely by reason of the fact that such Identified Person engages in any such activities.

Section 3. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of an Identified Person, unless such matter, transaction or interest (A) could reasonably benefit the Corporation and/or its Subsidiaries based upon (i) the business plan of the Corporation in effect at the time such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Identified Person and (ii) the business lines in which the Corporation is operating at such time and (B) is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Non-Employee Director expressly, solely and directly in such person’s official capacity as a director of the Corporation while such Identified Person is performing services in such capacity; provided, that, other than any Designating Holder that is also an Identified Person, no Holders shall be restricted from pursuing any corporate opportunities of any nature, unless any such Holder is also a director of the Corporation.

Section 4. Any alteration, amendment, addition to or repeal of this Article IX, adoption of any provision of this Certificate inconsistent with this Article IX, or, to the fullest extent permitted by the DGCL, any modification of law, shall be prospective only and shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal, adoption or modification with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal, adoption or modification.

ARTICLE X

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon Holders, directors or any other persons herein are granted by and pursuant to this Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted subject to the rights reserved in this Article X. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Majority shall be required to alter, amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation; provided, that, in addition to and without limiting the foregoing, (A) no amendment to this Amended and Restated Certificate of Incorporation may disproportionately and adversely affect a holder of a class of capital stock of the Corporation relative to other holders of such class of capital stock of the Corporation without such holder’s prior written consent, (B) any amendment to Article V regarding a Designating Holder’s right to nominate one (1) or more Representative Directors shall require the prior written consent of the applicable Designating Holder and (C) any amendment to Section 3 of Article V shall require the prior written consent of each of Nut Tree, Anchorage, Arini and Diameter.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the By-laws. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Majority shall be required in order for the Holders to alter, amend or repeal, in whole or in part, any provision of the By-laws or to adopt any provision inconsistent therewith.

ARTICLE XI

DGCL SECTION 203

Section 1. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XII

MISCELLANEOUS

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

INTERPRETATION

For as long as the Shareholders’ Agreement remains in effect, in the event of any conflict between the terms and provisions of this Amended and Restated Certificate of Incorporation and those contained in the Shareholders’ Agreement, the terms and provisions of the Shareholders’ Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.

ARTICLE XIV

DEFINITIONS

As used in this Amended and Restated Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for clarity, an investment fund, vehicle or account shall be deemed to be an Affiliate of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person); provided, that, for purposes of this Amended and Restated Certificate of Incorporation, no Holder shall be deemed an Affiliate of the Corporation or any of its Subsidiaries.

“Bankruptcy Code” means the title 11 of the United States Code, as amended from time to time.

“Designated Shares” means, as of any particular date of determination, the outstanding shares of Common Stock as of such date, excluding (a) any restricted stock, restricted stock units, options and other equity-based awards (and any shares of Common Stock issuable in exchange therefor) issued or granted pursuant to an Equity Incentive Plan (as defined in the Shareholders’ Agreement) and (b) any shares of Common Stock underlying unexercised GUC Warrants (as defined in the Shareholders’ Agreement).

“Designating Holder” means:

(A) with respect to (i) both Nut Tree Directors, Nut Tree for so long as it maintains the First Nut Tree Threshold and (ii) one (1) Nut Tree Director, Nut Tree for so long as it maintains the Required Holding Threshold;

(B) with respect to the Anchorage Director, Anchorage for so long as it maintains the Required Holding Threshold;

(C) with respect to the Arini Director, Arini for so long as it maintains the Required Holding Threshold; and

(D) with respect to the Diameter Director, Diameter for so long as it maintains the Required Holding Threshold.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations).

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Representative Directors” means the Nut Tree Director(s), the Anchorage Director, the Arini Director, and the Diameter Director.

“Requisite Majority” means the affirmative vote of Holders holding not less than a majority of the Designated Shares.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated as of the date hereof, by and among the Corporation and the Holders.

“Subsidiary” means, with respect to any Person, (a) a corporation a majority of whose outstanding shares of capital stock or other equity securities with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one (1) or more subsidiaries of such Person or by such Person and one (1) or more subsidiaries of such Person, and (b) any other Person (other than a corporation) in which such Person, one (1) or more subsidiaries of such Person or such Person and one (1) or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

* * * *

IN WITNESS WHEREOF, Cano Health, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 28th day of June, 2024.

Cano Health, Inc.

By:
Name: Title:

[Signature Page to Cano Health, Inc. Amended and Restated Certificate of Incorporation]